Exhibit 99.1

Contacts:	Tom Armitage (Media)	Shep Dunlap (Investors)
	+1 847 943 5678	+1 847 943 5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Calls for

Redemption of 1.000% Notes due 2022,

1.625% Notes Due 2023, 2.125% Notes due 2023

and 4.000% Notes due 2024

CHICAGO, IL, March 1, 2021 – Mondelēz International, Inc. (Nasdaq: MDLZ) (“Mondelēz International” or the “Company”) today called for redemption the entire €500,000,000 aggregate principal amount of its outstanding 1.000% Notes due 2022 (CUSIP No. 609207AD7 / ISIN No. XS1197269647) (the “1.000% Notes”), the entire €700,000,000 aggregate principal amount of its outstanding 1.625% Notes due 2023 (CUSIP No. 609207AJ4 / ISIN No. XS1346872580) (the “1.625% Notes”), and the entire $500,000,000 aggregate principal amount of its outstanding 2.125% Notes due 2023 (CUSIP No. 609207AS4 / ISIN No. US609207AS49) (the “2.125% Notes”), which were issued pursuant to the Indenture, dated as of March 6, 2015 (as supplemented and amended from time to time, the “2015 Base Indenture”), by and between the Company and Deutsche Bank Trust Company Americas, as trustee, as supplemented by the Officers’ Certificate of the Company, dated as of March 6, 2015, the Officers’ Certificate of the Company, dated as of January 21, 2016, and the Officers’ Certificate of the Company, dated as of April 13, 2020, issued pursuant to Section 301 of the 2015 Base Indenture.

The Company also called for redemption of the remaining $492,460,000 outstanding amount of the $1,750,000,000 aggregate principal amount of its outstanding 4.000% Notes due 2024 (CUSIP No. 609207AB1 / ISIN No. US609207AB14) (the “4.000% Notes” and, together with the 1.000% Notes, the 1.625% Notes and the 2.125% Notes, the “Notes”), which were issued pursuant to the Indenture, dated as of October 17, 2001 (as supplemented and amended from time to time, the “2001 Base Indenture”), by and between the Company and Deutsche Bank Trust Company Americas (as successor to The Bank of New York, as successor to The Chase Manhattan Bank), as trustee, as supplemented by the Officers’ Certificate of the Company, dated as of January 16, 2014, issued pursuant to Section 301 of the 2001 Base Indenture.

The Notes will be redeemed on March 31, 2021 (the “Redemption Date”). The 1.000% Notes will be redeemed at a redemption price equal to the greater of (1) 100% of the principal amount of the 1.000% Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined in the 1.000% Notes) discounted to the Redemption Date, on an annual basis (ACTUAL/Actual (ICMA)) (as defined in the 1.000% Notes) at a rate equal to the applicable Treasury Rate (as defined in the 1.000% Notes) plus 15 basis points, plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the Redemption Date.

The 1.625% Notes will be redeemed at a redemption price equal to the greater of (1) 100% of the principal amount of the 1.625% Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined in the 1.625% Notes) discounted to the Redemption Date, on an annual basis (ACTUAL/Actual (ICMA)) (as defined in the 1.625% Notes) at a rate equal to the applicable Treasury Rate (as defined in the 1.625% Notes) plus 25 basis points, plus accrued and unpaid interest, if any, thereon to, but excluding, the Redemption Date.

The 2.125% Notes will be redeemed at a redemption price equal to the greater of (1) 100% of the principal amount of the 2.125% Notes to be redeemed or (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the Redemption Date) that would have been payable if the 2.125% Notes matured on March 13, 2023 discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the 2.125% Notes) plus 30 basis points, plus accrued and unpaid interest, if any, thereon to, but excluding, the Redemption Date.

The 4.000% Notes will be redeemed at a redemption price equal to the greater of (1) 100% of the principal amount of the 4.000% Notes to be redeemed or (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the 4.000% Notes) plus 17.5 basis points, plus accrued and unpaid interest on the principal amount of the 4.000% Notes to, but not including, the Redemption Date.

The Company expects to publish the actual redemption prices of the Notes in the investor section of its website (http://www.mondelezinternational.com/investors) once they have been determined.

About Mondelēz International

Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2020 net revenues of approximately $27 billion, Mondelēz International is leading the future of snacking with iconic global and local brands such as OREO, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “intend” and similar expressions are intended to identify Mondelēz International’s forward-looking statements, including, but not limited to, statements about the redemption of the Notes. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Mondelēz International’s control, which could cause Mondelēz International’s actual results to differ materially from those indicated in Mondelēz International’s forward-looking statements, and many of these risks and uncertainties are currently amplified by and may continue to be amplified by the COVID-19 outbreak. Please see Mondelēz International’s risk factors, as they may be amended from time to time, set forth in its filings with the U.S. Securities and Exchange Commission, including Mondelēz International’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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